U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      Moneyflow Systems International Inc.
                      ------------------------------------

           Nevada                                          52-2325923
           ------                                          ----------

(State or other jurisdiction                              (IRS Employer
incorporation or organization)                            Identification Number)

    Suite N, 7003 - Fifth Street SE, Calgary, Alberta T2H 2G2 (403) 319-0236
    ------------------------------------------------------------------------

         (Address and telephone number of principal executive offices)

           Suite N, 7003 - Fifth Street SE, Calgary, Alberta T2H 2G2
           ---------------------------------------------------------

                    (Address of principal place of business)

                             Incorp Services, Inc.

                               3675 Pecos-McLeod

                                   Suite 1400

                          Las Vegas, Nevada 89121-3881

                                 (800) 246-2677

           (Name, address and telephone number of agent for service)

                                with copies to:

                          Stephen R. Boatwright, Esq.

                             Gammage & Burnham, PLC

                      Two North Central Avenue, 18th Floor

                             Phoenix, Arizona 85004

                                 (602) 256-0566

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement of the earlier registration statement for the same offering. |_|______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|______

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |_|______

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
Title of each class of securities to   Amount to be        Proposed         Proposed            Amount of
be registered                          registered          maximum          maximumn            registration
                                                           offering price   aggregate           fee
                                                           per share(1)     offering price
--------------------------------------------------------------------------------------------------------------
Common stock (2)                       6,481,000           $ 0.50           $ 3,240,500         $298.13(3)
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) Represents common stock to be registered on behalf of selling security holders.

(3) Registrant previously paid $530.06 in registration fees in connection with the filing of the registrant's Form SB-2 registration statement on December 11, 2001.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    PRELIMINARY PROSPECTUS DATED MAY 2, 2002
                              SUBJECT TO COMPLETION

                    6,481,000 common shares being registered
                      on behalf of selling security holders

                      Moneyflow Systems International Inc.

      6,481,000 shares of common stock are being offered by our security holders named under the heading "Selling Security Holders" appearing at page 7. We will not receive any cash or other proceeds in connection with the sale by selling security holders. The Securities and Exchange Commission may deem each selling security holder an underwriter under the Securities Act of 1933. We estimate that the maximum offering price received by the selling security holders will range from $.25 per share to $.50 per share until the date, if ever, on which our shares of Common Stock are quoted on the OTC Electronic Bulletin Board. Thereafter, the selling security holders will sell shares of our Common Stock at prevailing market prices or privately negotiated prices.

      No public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the prospectus, any representation to the contrary is a criminal offense.

      The date of this prospectus is May 2, 2002

MONEYFLOW INTERNATIONAL SYSTEMS INC.                                  PROSPECTUS

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                        4
RISK FACTORS                                                              4
SELLING SECURITY HOLDERS                                                  7
PLAN OF DISTRIBUTION                                                      9
USE OF PROCEEDS                                                           9
ORGANIZATION WITHIN THE LAST FIVE YEARS                                   9
OUR COMPANY                                                               10
MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS                                              14
MANAGEMENT                                                                17
CERTAIN TRANSACTIONS                                                      18
PRINCIPAL SHAREHOLDERS                                                    19
MARKET FOR REGISTRANT'S COMMON EQUITY                                     20
DESCRIPTION OF SECURITIES                                                 20
LEGAL MATTERS                                                             21
LEGAL PROCEEDINGS                                                         21
EXPERTS                                                                   21
INTERESTS OF NAMED EXPERTS AND COUNSEL                                    21
WHERE YOU CAN FIND MORE INFORMATION                                       21
ADDITIONAL INFORMATION                                                    22

                               PROSPECTUS SUMMARY

      The following summary contains basic information about our company and this offering. It does not contain all the information that is important to you in making an investment decision. For a more complete understanding of this offering, you must read this entire prospectus.

                      Moneyflow Systems International Inc.

      Through its wholly-owned subsidiary, Security Bancorp Inc., an Alberta, Canada corporation, Moneyflow Systems International Inc. supplies, installs, maintains and operates electronic financial transaction terminals such as Automated Teller Machines (ATMs) and Point-of-Sale terminals, which are placed on the premises of businesses to dispense cash, provide purchase payment systems and provide other services to consumers.

                                  The Offering

Resales by Selling      We are registering common shares on behalf of selling
Shareholders            security holders. We will not receive any cash or other
                        proceeds from the selling security holders' sale of their common shares. The aggregate amount of shares we are registering for the selling security holders represent approximately 35.9% of the total issued and outstanding shares of our stock. See "Selling Security
                        Holders."


Market For the          We currently have no trading market for our common
Common Stock            stock. We may seek to locate a market maker who is
                        willing to submit an application for quotation of our shares in the future but there can be no assurances that this will occur. We cannot offer assurance that the NASD will quote our common stock, that an active trading or a liquid market will develop or, if developed, that it will be maintained. See "Risk Factors."

                                  RISK FACTORS

                        RISKS RELATING TO OUR OPERATIONS

      Management may not run the company in a profitable manner in the future and you may lose your entire investment.

      Our management has limited experience in the conduct of an American public corporation. We have limited managerial, administrative and technical personnel. See "Management". In addition, operating an American public company involves substantial costs to comply with reporting obligations under federal securities laws. These reporting obligations will increase our operating costs and may adversely affect our profits. We may not run the company in a profitable manner in the future and you may lose your entire investment.

      The demand for our services may decline or we may lose operating locations which would result in a decline of operations and a corresponding decline in profitability of our company.

      If Moneyflow were to lose some or all its lucrative locations or if demand for the accessibility and convenience of these machines declines, Moneyflow's revenues may significantly decline. Our sales could decrease in the event of significant or sustained price discounting in the industry, which would reduce our profitability.

      If we have to comply with any new government regulations, or if old government regulations are reenacted, we may not be able to comply with them or we may have to spend large amounts of resources to meet these new regulations, which we may not have the resources to do, and which may result in a loss of revenue and reduced profitability.

      In Canada, our services currently comply with or are exempt from regulation of the Canadian government and we are unaware of any proposed legislation which would change the current status. In the event the regulations change or new laws or regulations are enacted, our financial resources could decrease due to costs involved in complying with any new regulation. We are also interested in expanding our operations into other countries and the initial costs of such an expansion while we comply with regulations in these new areas could result in a loss of profitability and a drain of our resources.

      The deregulation of the ATM and Point-of-Sale industries in Canada created an opportunity for Moneyflow to enter these industries. However, if the Canadian government reenacts regulation, Moneyflow could be prohibited from operating in Canada, which is currently the only country in which we do business.

      We depend upon third parties to market and sell most of our products and services. Thus, a loss of a significant number of these independent third parties marketing or selling our systems would result in a loss of revenue and affect our ability to expand.

      We rely significantly on independent sales agents to market and sell our ATMs and Point-of-Sale machines. If these independent agents were to go to work for any of our competitors, it could adversely affect our future operations. Several of our competitors are larger than we are and may have greater financial resources that allow them to offer more lucrative terms to our sales agents. Our agreements with our sales agents are generally for an initial term of two years and can be canceled by the agents without significant financial consequence. Furthermore, if we had to hire employees to replace our independent sales personnel, our operating expenses would increase significantly and would reduce our overall profitability.

      Our need for additional financing is uncertain as is our ability to raise further financing, if required.

      We currently anticipate that our available cash resources combined with our anticipated revenues will meet any foreseeable working capital needs we have. A shortfall in projected revenues would negatively impact any future expansion of our operations. We do not have any current arrangements for outside sources of financing and we cannot provide any assurance that such financing will be available if needed or that it will be available on satisfactory terms.

      Because several of our competitors are much larger than we are, we may not be able to compete effectively and gain additional market share.

      Based on the number of ATMs deployed, several of our Canadian competitors are much larger than we are. At least three of our competitors have over 650 ATMs in service. One competitor, Direct Cash, has even acquired its own "switch" and is therefore not dependent on a third party to process its transactions with Interac. See "Our Company - Competition."

      We depend on key management personnel and the loss of any of them would seriously disrupt our operations.

      At present, we operate with seven full-time employees, including Harold Schultz, our President and CEO, and Richard Scott, our Vice President of Corporate Sales Development, Joseph Ternes, our new National Sales Manager, and James Dobson, our Administration Manager. The loss of these employees would have a material adverse effect on our operations and we may not be able to hire satisfactory employees to replace these employees. Even if we could locate suitable replacements, it is unlikely that we could hire them on or upon terms and conditions comparable to what we presently pay our current employees. We do not currently have employment contracts with these employees.

      Our operations are not diversified and we will not have the benefit of reducing our financial risks by relying on other revenues.

      We are engaged in the business of supplying, installing, maintaining and operating electronic financial transaction terminals commonly referred to as Automated Teller Machines and Point-of-Sale terminals, which are placed on the premises of businesses to dispense cash and provide purchase payment systems and other services to consumers. As a result, our financial viability will depend exclusively on our ability to generate revenues from our operations. We will not have the benefit of reducing our financial risks by relying on revenues derived from other operations.

      We depend on the revenues generated by our wholly-owned subsidiary, Security Bancorp Inc. Should it fail to continue producing revenues to fund our operations, we would have to seek alternative methods of financing such as selling our stock or borrowing money.

      The funds used to finance our operations come from our wholly-owned subsidiary, Security Bancorp. If its operations decline or if its profitability decreases, the funds we have to work with will be seriously compromised. We would then have to seek to sell shares of our stock or borrow money from either financial institutions or private lenders. The terms and conditions of any stock sales or borrowings may not be available on terms and conditions that are favorable to us, or may not be available to us at all.

      We depend on a small number of suppliers and the loss of one of them could disrupt our business.

      Moneyflow currently has only three suppliers for the ATMs and Point-of-Sale terminals it sells - Hypercom Corporation, Triton Systems, Inc. and Cross Technologies. All of Moneyflow's ATM and Point-of-Sale transactions are currently processed by TCS Canada. If TCS Canada terminated or declined to renew our connection services agreements with TCS Canada, we would have to negotiate a contract with another transaction processor to continue to operate our business.

                        RISKS RELATING TO OUR SECURITIES

      We arbitrarily determined the sales price of the common shares and the sale price may not indicate the actual fair market value of the common shares.

      Our management arbitrarily determined the proposed sales price for the common shares offered hereby. The offering price is not based on our assets, book value, or earnings. Accordingly, the offering price should not be construed as reflecting the book value or market value of the common stock.

      Our officers, directors and principal shareholders control the common shares of Moneyflow and they will be able to elect all of our Directors.

      Currently 11,556,000 common shares are controlled by the officers, directors and principal shareholders who hold more than 64% of our outstanding stock. They are in a position to elect all of our Directors. Our Directors, in turn, appoint all of our executive officers. These individuals, directly or indirectly, will be able to control all of our affairs. It is possible that your interests will not be the same as those of the principal shareholders.

      Our common stock has no active trading market and you may not be able to sell your common shares easily.

      We may attempt to locate a market maker to apply for quotation of our common stock on the OTC Electronic Bulletin Board. If and when we are approved for quotation on the OTC Bulletin Board, there can be no assurance that our stock will have an active trading market. We cannot be assured that a trading market will ever develop. If no market develops, you may not be able to sell your common shares easily, if at all.

      We do not currently intend to pay any dividends and it is likely that you will not receive dividends on your common shares due to dividend and redemption provisions of Nevada law.

      We are prohibited by Nevada law from paying any dividends or redeeming any of our capital stock if we do not have retained earnings or capital surplus equal to the amount of the proposed dividend or redemption payment. Because of these restrictions, we cannot be assured that we will be able to pay any dividends. Moneyflow intends to retain earnings, if any, for the foreseeable future to fund the development and growth of the business.

      If a public market develops for our securities, they may be subject to Penny Stock Regulations, making it more difficult for you to sell your common shares.

      If a public market develops for them, our securities may be considered penny stocks, making them subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. In addition, due to our low per share price, among other things, our stock is not likely to meet the listing requirements of NASDAQ or an exchange in the near future. The term "penny stock" generally refers to low-priced (below $5), speculative securities of very small companies. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of shareholders to sell their securities. In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Because our securities may constitute "penny stocks," the rules would apply to us and to our securities. The rules may further affect the ability of owners of our securities to sell our securities. You should be aware that the market for penny stocks has suffered in recent years from patterns of fraud and abuse.

                            SELLING SECURITY HOLDERS

      Thirty-seven of the selling security holders acquired their shares in an offering made pursuant to Rule 504 of Regulation D and Regulation S promulgated under the Securities Act of 1933. Dan Forigo, Blaine Ruzycki, Nola Ruzycki, Michelle Balic, Herstmonceaux Capital and R.J. Drewitt acquired their shares as compensation for services performed under two separate consulting agreements. Those shares were issued pursuant to the exemption from registration offered by
Section 4(2) of the Securities Act of 1933. James H. Coleman, John F. Kearney,
M. Dennis Ryan and Daniel F. Gallivan acquired their shares pursuant to an Acquisition Agreement with Security Bancorp Inc., an Alberta, Canada corporation ("Security Bancorp"). The issuances pursuant to the merger were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933 See "RECENT SALES OF UNREGISTERED SECURITIES."

      James H. Coleman, John F. Kearney, M. Dennis Ryan and Daniel F. Gallivan, who are participating as selling security holders, have entered into Lockup Agreements limiting their ability to sell their shares. Each Lockup Agreement provides that the security holder will not sell any shares of Moneyflow subject to the Lockup Agreement until the earlier of completion of a financing by Moneyflow and one (1) year from the date Moneyflow's Common Stock is listed on a stock exchange, bulletin board or trading system.

      The offering will terminate on or before the date that is nine months from the effective date of this registration statement.

      On behalf of the selling security holders, we are registering 6,481,000 common shares currently outstanding. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling security holders.

Name and Amount                   Total Number     % Owned       Number of          % Owned
Being Registered                  Owned            Prior to      Shares Owned       After
                                  Currently        Offering      After Offering     Offering
Dan Forigo(1)                     678,750          3.76%         0                  0
Blaine Ruzycki(1)                 678,750          3.76%         0                  0
Nola Ruzycki(1)                   678,750          3.76%         0                  0
Michelle Balic(1)                 678,750          3.76%         0                  0
Herstmonceaux Capital(1)          642,500          3.56%         0                  0
R.J. Drewitt(1)                   642,500          3.56%         0                  0
James W. Beckerleg                611,000          3.39%         0                  0
James H. Coleman (2)              611,000          3.39%         0                  0
John F. Kearney                   611,000          3.39%         0                  0
M. Dennis Ryan                    305,500          1.69%         0                  0
Daniel F. Gallivan                305,500          1.69%         0                  0
Allan Wainwright                    1,000          *             0                  0
Karla McDougall                     1,000          *             0                  0
Katheryne McDougall                 1,000          *             0                  0
Pat McDougall                       1,000          *             0                  0
Alfred Bageya                       1,000          *             0                  0
Allison Schultz                     1,000          *             0                  0
Brian Taylor                        1,000          *             0                  0
Carolyn Steers                      1,000          *             0                  0
Chandra Mazuryk                     1,000          *             0                  0
Cheryl Reinholdt                    1,000          *             0                  0
David Faria                         1,000          *             0                  0
Doug Thomas                         1,000          *             0                  0
Lorie Falconer                      1,000          *             0                  0
Gail Farnsworth                     1,000          *             0                  0
Garth Colpitts                      1,000          *             0                  0
Gertie Roither                      1,000          *             0                  0
Howard English                      1,000          *             0                  0
James Thompson                      1,000          *             0                  0
Joanne Scott                        1,000          *             0                  0
Karen Faria                         1,000          *             0                  0
Lisa Wintrip                        1,000          *             0                  0
Nick Woywitka                       1,000          *             0                  0
Bee Woywitka                        1,000          *             0                  0
Sue Thomas                          1,000          *             0                  0
Tom Bradley                         1,000          *             0                  0
Tom Waiton                          1,000          *             0                  0
Jerry Szczur                        1,000          *             0                  0
Eric Lo                             1,000          *             0                  0
Kirstin Aikins                      1,000          *             0                  0
Rody Lee                            1,000          *             0                  0
Presten Wetch                       1,000          *             0                  0
May Yung                            1,000          *             0                  0
Albert Yung                         1,000          *             0                  0
Gregory B. Welch                    1,000          *             0                  0
Silvio Forigo                       1,000          *             0                  0
Norman E. Welch                     1,000          *             0                  0
James P. Yaworski                   1,000          *             0                  0


(1) Dan Forigo, Blaine Ruzycki, Nola Ruzycki and Michelle Balic are parties to a Consulting Agreement with Moneyflow dated July 6, 2001. Herstmonceux Capital and R.J. Drewitt are parties to a Consulting Agreement with Moneyflow dated July 19, 2001.
(2) Former officer and director
* Less than .01%

                              PLAN OF DISTRIBUTION

      We are not aware of any plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of the shares being offered for sale by the selling security holders. If such participation develops, the registration statement will be amended to identify such persons.

      The selling security holders may sell the common shares offered hereby in one or more transactions (which may include "block" transactions) in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchaser(s) of the common shares for whom they my act as agent or to whom they may sell as principals, or both. The selling security holders and any agents, dealers or underwriters that act in connection with the sale of the common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the common shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

      Moneyflow is not aware of any current or future plans, proposals, arrangements or understandings by any selling security holders to distribute their registered shares of common stock of Moneyflow to their respective outstanding shareholders or partners.

      Moneyflow is not aware of any plans, arrangements or understandings by any selling security holders to sell their registered shares of common stock to any particular individual(s) or to use such registered shares to satisfy contractual obligations.

      Moneyflow will receive no portion of the proceeds from the sale of the common shares by the selling shareholder and will pay all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling security holders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the common shares will be paid by the selling security holders.

      The offering will terminate on or before the date that is nine months after the effective date of this registration statement.

                                 USE OF PROCEEDS

      We will not receive any cash proceeds from the sale of common shares by the selling security holders.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

      Moneyflow Systems International Inc. ("Moneyflow") was incorporated on April 25, 2001 under the laws of the State of Nevada, to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Security Bancorp Inc. (Security Bancorp), our wholly owned subsidiary, was organized on August 3, 1992 in Alberta, Canada and was inactive until January 5, 1999 when it changed its name to Security Bancorp Inc. and began operations under the name Ca$h Station(TM). In July, 2001, Security Bancorp and Moneyflow approved a share exchange agreement whereby Moneyflow issued 14,000,000 shares of its common stock in exchange for 100% of the issued and outstanding shares of Security Bancorp. In connection with this agreement, Security Bancorp became a wholly owned subsidiary of Moneyflow. On April 1, 2002, Moneyflow formed a new wholly owned Canadian subsidiary, Intercash POS Systems, Ltd., through which Moneyflow intends to begin conducting all of its Point-of-Sales business.

                                   OUR COMPANY

      Moneyflow's principal offices are located at Suite N, 7003 - Fifth Street SE, Calgary, Alberta T2H 2G2, telephone number (403) 319-0236. These offices consist of 3,746 square feet on a lease that runs through April 30, 2007. The monthly rental fee is US$1,170 plus taxes and operating costs. Management believes that its facilities are sufficient for its operations at the present time and for the foreseeable future.

EMPLOYEES.

      We currently have seven full-time employees. We have also engaged consultants to assist us in our operations. At the present time, we have approximately 20 independent sales agents assisting us.

GOVERNMENT REGULATIONS

      At the present time, there are no pervasive regulations of our business.

      In 1996, a significant regulatory change took place within the Canadian Banking and Financial industry sectors. The banks and other financial institutions were required to give up their proprietary control of placement of Automated Teller Machines (ATMs). A similar deregulation occurred in the Point-of-Sale terminal business. These changes mean that businesses other than financial institutions are now able to deploy, maintain and manage electronic financial transactions equipment and the resulting financial transactions.

      As part of these regulatory changes, Security Bancorp was able to commence operations in the ATM industry. In May, 1999, Security Bancorp placed its first ATM machine. Security Bancorp has been successful in supplying, installing, maintaining and managing ATM machines which it places on the premises of property owners and businesses for the purpose and convenience of dispensing cash and other services. Security Bancorp currently operates over 192 ATMs and 183 Point-of-Sale terminals in five Canadian Provinces and recently increased its national force of independent distributors to 20. Security Bancorp is a member of the Automated Teller Machine Industry Association (ATMIA) which serves the industry in Canada and the United States. Security Bancorp has placed ATMs and Point-of-Sale terminals in convenience stores, grocery stores, service stations, hotels, motels, hospitals, night clubs, casinos, restaurants, truck stores, airports and many other locations. Security Bancorp's ATMs accept VISA, Mastercard, Interac, Maestro, Cirrus, Circuit and American Express (Canada).

THE FINANCIAL TRANSACTION INDUSTRY

      Interac Association is a non-profit national Canadian organization linking enterprises that have proprietary networks to communicate with each other for the purpose of exchanging electronic financial transactions. Security Bancorp has connection services and software licensing agreements with TCS Canada Ltd., a direct subscriber to Interac. Security Bancorp's agreements with TCS Canada give it access to Interac. Through access to Interac, Security Bancorp's customers can use their ATM cards, debit cards and credit cards at ATMs and Point-of-Sale machines not owned by their bank or credit card company.

      Security Bancorp's customers pay a fee, or surcharge, for the use of its ATMs and Point-of-Sale machines. Part of the fee generated by these transactions is paid to Security Bancorp and part of the fee is paid to the owner of the ATM. TCS Canada charges a per transaction fee to Security Bancorp for each ATM and Point-of-Sale transaction. TCS Canada also charges Security Bancorp a one-time fee for each ATM and Point-of-Sale terminal connected to TCS Canada's switch network. Interac Association also collects a per transaction fee from TCS Canada and its other members. As a non-profit organization, Interac's fees to its members are intended to be just large enough to cover its operating costs. These membership fees average less than one cent per transaction.

      In addition, the issuer of the ATM card pays an "interchange" fee to Security Bancorp through TCS Canada for each transaction processed. Interac Association sets a default level for the interchange fee. TCS Canada forwards the interchange fee for Security Bancorp's transactions, net of fees owed to TCS Canada, to Security Bancorp. Therefore, Security Bancorp's transaction fee revenues are actually generated from two sources - surcharges paid by the ATM users and interchange fees generated by issuers.

      Interac Association is the organization responsible for the development and maintenance of a national network of two shared electronic financial services that allow consumers to carry out transactions at terminals that are not owned by the financial institution with which they hold an account. Interac Shared Cash Dispensing Service (SCD) allows consumers to withdraw cash from any ATM that is connected to the Interac network. Interac Direct Payment Services
(IDP), or Point-of-Sale, is Canada's national debit service.

THE BENEFITS OF PRIVATE ATMS AND POINT-OF-SALE TERMINALS

      Due to new laws enacted to deregulate the banking industry and provide competition, private ownership of ATM and Point-of-Sale terminals can be a profitable business. The benefits to the owner of the ATM and the business where the ATM is located are:

            o The owner of the ATM and Point-of-Sale terminal and the location operator each collect a portion of the transaction fees.
            o The business owner increases traffic and spending in his/her place of business, which contributes to profitability, increased customer satisfaction and loyalty.
            o Technology is rapidly developing which will allow the ATM and Point-of-Sale terminal to be part of business loyalty and other advertising programs, contributing further to revenue and profitability of both parties. Loyalty advertising is rapidly becoming the preferred way for businesses to spend their advertising dollars.
            o Owning ATM and Point-of-Sale terminals provides cash flow and no delinquent receivables.

THE CURRENT STAGE OF CORPORATE DEVELOPMENT

      Security Bancorp sells, services and operates ATMs and Point-of-Sale machines in Canada. Each time an ATM card, debit card or credit card is used in one of our machines, a fee is charged. That fee is split between the owner of the machine, the owner of the location where the machine is located, and us. Transaction fees account for approximately half of Moneyflow's revenue. Sales of ATMs and Point-of-Sale terminals generate most of the other half of Moneyflow's revenue.

      Security Bancorp enters into a transaction processing agreement with each client who acquires an ATM and each business owner who allows Security Bancorp to place an ATM at its business that is owned by Security Bancorp. The processing agreement typically has an initial term of 5 years and grants to the client a non-exclusive, non-transferable, revocable license to use the software needed to operate the ATM. The funds used to supply the machine are provided by the machine owner who is responsible for maintenance and supplies in the machine. In the case of machines that are owned by Security Bancorp, the owner of the business where the ATM is located provides cash to supply the machine. Security Bancorp credits the client's bank account for the amount of the funds withdrawn by users of the ATM.

      We have a sales force of independent agents in Canada who scout for locations where an ATM or Point-of-Sale machine might be a service that the business would like to provide its customers. If the sales agent is successful in obtaining a location for the placement of an ATM or Point-of-Sale machine, the agent is paid a commission.

      Typically, small businesses are interested in having an ATM or Point-of-Sale machine on its premises for the convenience of its customers and so that the customers will spend the money from the machine in the store or bar or other establishment.

      As of April 30, 2002, Security Bancorp had placed and holds under management 192 ATMs and 183 Point-of-Sale terminals across Canada, primarily in the provinces of Ontario, Alberta and Saskatchewan. Security Bancorp is also building a presence in British Columbia and certain other targeted Canadian provinces. Security Bancorp currently has a website located at http://www.securitybancorpinc.com. Security Bancorp operates its ATMs under the name of Ca$h Station(TM).

      Moneyflow currently has only three suppliers for the ATMs and Point-of-Sale terminals it sells - Hypercom Corporation, Cross Technology and Triton Systems, Inc. Management believes that Moneyflow will be able to continue its relationship with these suppliers. However, if Moneyflow is not able to continue its relationship with one or more of these suppliers, management believes that financial transaction hardware and software is readily available from alternate suppliers.

      All of Moneyflow's ATM and Point-of-Sale transactions are currently processed by TCS Canada. However, Interac Association continues to add new members and management believes enough competition exists among Interac members to allow Moneyflow to find an alternative provider to process its transactions if its contracts with TCS Canada are terminated or not renewed.

      We currently have approximately 20 independent distributors. Our typical independent distributor agreement has an initial term of two years. The distributor gets paid a portion of the sales price of each ATM or Point-of-Sale machine sold and also earns residual income from transaction fees generated by those machines.

      Security Bancorp owns some of the ATMs that it manages. However, Security Bancorp holds these ATMs as inventory and intends to sell them to appropriate buyers in the ordinary course of business. The business reason for placing an ATM that has not yet been sold is to secure a location Moneyflow thinks is desirable before it gets taken by a competitor.

      In July, 2001, Security Bancorp entered into a distribution agreement with Hypercom Corporation, a leading manufacturer of financial transaction hardware and software. The first of these Point-of-Sale terminals was deployed in late September, 2001. Security Bancorp's agreement with Hypercom has a 12-month term, beginning August 31, 2001.

      In November, 2000, Security Bancorp entered into Point-of-Sale Connection Services and Software Licensing agreements with TCS Canada Ltd., enabling Security Bancorp to provide electronic transaction solutions for the Point-of-Sale and Interac Direct Payment (IDP) market. Our current agreement with TCS Canada for processing Point-of-Sale transactions has an initial term of three years, beginning November 16, 2000. In January 2002, Moneyflow entered into a new Connection Services Agreement with TCS Canada Ltd. to facilitate ATM transactions. This agreement has an initial term of three years and is renewable for successive two year terms. Security Bancorp pays TCS Canada a fee for each transaction processed and also pays a one-time fee for each ATM and Point-of-Sale terminal connected to TCS Canada's transaction processing network.

      These agreements enable Security Bancorp to acquire, sell, service and manage ATM and Point-of-Sale terminals and related financial transactions.

      In July, 2001, Moneyflow executed a Consulting Agreement with Dan Forigo, Blaine Ruzycki, Nola Ruzycki, and Michelle Balic of Calgary, Alberta Canada to ratify an agreement reached between the consultants and Security Bancorp prior to the formation of Moneyflow. The Consultants are providing services to Moneyflow relating to the construction of an interactive multimedia CD - ROM, e-mail distribution of corporate information, construction of a corporate information package, fax-out facilities, as well as television, radio and web casting and market awareness campaigns. In exchange for these services, Moneyflow issued a total of 2,715,000 shares of its common stock to the consultants. Those shares are being registered by this registration statement. See "Selling Security Holders."

      In July, 2001, Moneyflow executed a consulting agreement with Herstmonceux Capital and R.J. Drewitt, both of whom are located in the United Kingdom, to ratify an agreement reached between the consultants and Security Bancorp prior to the formation of Moneyflow. These consultants are performing international business development services for Moneyflow, identifying UK and European opportunities in the electronic financial transactions business. In exchange for these services, Moneyflow issued a total of 1,285,000 shares of its common stock to Herstmonceux Capital and R.J. Drewitt. Those shares are being registered by this registration statement. See "Selling Security Holders."

GROWTH STRATEGY AND MARKET NICHE

      Moneyflow's plan is to capture immediate growth in the electronic financial transactions market as follows:

Short Term Strategy

            o The purchase and placement of additional ATMs and Point-of-Sale terminals over the next 18 months.

            o To generate adequate working capital from operations and/or financing for growth in sales and leasing of ATMs and Point-of-Sale terminals.

Long Term Strategy

            o Acquisition of existing ATM networks owned by others (asset acquisition).

            o     To expand and improve its marketing efforts.

            o To expand its independent distribution sales force to provide uniform geographic coverage in target markets in Canada.

            o To source potential merger/amalgamation candidates, identify and participate in joint ventures and strategic alliances with industry partners.

            o To engage in new product development through technology acquisition, strategic alliances and joint venture opportunities.

            o To identify and locate potential opportunities in the United States, the United Kingdom and in Europe where we may be able to expand our operations

THE ATM & POINT-OF-SALE MARKETS

      In 1996 and 1997, deregulation of the banking system in Canada and the United States provided an opportunity for private investors and businesses to own, place, operate and collect transaction fees from customers for providing the convenience of a bank machine on their premises. Prior to this deregulation, only financial institutions could access the Interac network, which allows consumers to withdraw cash at an ATM that is not owned by their financial institution.

      In Canada, technology became available in 1997 to enable the private ownership of ATMs and they are increasingly being purchased by investors and businesses. Private ATMs are now becoming common in various types of locations, including convenience stores, bars, hotels, grocery stores, nightclubs, service stations and other locations. These systems are generally placed where there is deemed to be sufficient traffic to support the economics of the investment of purchasing and operating the ATM. The current cost of a privately owned ATM model is approximately CDN $10,000. The lower cost of the new ATMs designed for the private ownership market is due in part to the systems requiring a lower level of security because they are designed to be used in secure locations and during business hours. In addition, technology advances and greater volume of sales helps to make prices lower.

      Charges for use of an ATM vary. Generally, fees range from $1 to $2 and in some cases a 10% charge is levied, based upon the amount of money withdrawn. The average amount of money withdrawn per transaction ranges from $50 to $74.

COMPETITION

      Banks and other financial institutions typically maintain ATMs at their own branch locations but can service any location. Security Bancorp and its primary competitors described below place ATMs solely in private businesses such as grocery stores, convenience stores and dry cleaners. Although Security Bancorp competes directly with banks and other financial institutions in placing its ATMs, its management does not view banks and other financial institutions as its primary competition as historically they have not selected prime private business locations. Security Bancorp and its primary competitors compete by seeking out what they believe are the most attractive locations for their machines based on expected transaction volume and making arrangements with the owners of those properties to place ATMs there before a competitor can take that location. Location is the most important factor in the success of an ATM because ATMs depend on consumer traffic to generate large volumes of ATM transactions. If Security Bancorp cannot secure prime locations for its ATMs, it will likely lose those locations to its competitors, which negatively impacts Security Bancorp's growth. Management believes that only a finite number of prime locations exist for the placement of its machines and once they are gone, Security Bancorp must settle for less profitable locations. Security Bancorp's competitors offer very similar services to those of Security Bancorp. Security Bancorp does not offer discounted fees in comparison to its competitors and does not offer a distinctive product or service.

Known Canadian Competitors

      There are approximately eleven significant competitors in the Canadian ATM market. Several are now, or are expected to in the near future, participate in the Point-of-Sale market as well. It is not yet possible to determine, due to the lack of published data, how many Point-of-Sale terminals each company presently has deployed. The following list represents the competitors of whom the management of Moneyflow is aware:

Direct Cash is the current Canadian market leader in the private ATM business. Its distribution covers major centers in Canada and includes sales and service of Triton, NCR, and Cross equipment. It has acquired its own "switch," allowing it to process its own transaction directly with Interac.

Meta-4, a Montreal-based company, is reported to have over 900 ATMs deployed. Its business originated in the security field and has grown to encompass financial transaction hardware including ATMs.

Laser Cash is an Ontario-based organization with in excess of 650 ATMs distributed, primarily in Eastern Canada.

Frisco Bay is a well established security system and ATM supply and maintenance company. We estimate that their installed base of ATM systems exceeds 1000 units.

Cash-n-Go, based in Edmonton Alberta, has approximately 300 ATMs in operation, primarily from the manufacturer Triton. It recently acquired a micro-switch to facilitate partial processing of its transactions.

Canadian ABM is a Toronto-based outfit selling NCR equipment. It has approximately 150 systems deployed.

Ready Cash, a division of Canadian Imperial Bank of Commerce, is active across Canada. The number of ATMs it has in service is unknown.

Cash-line, headquartered in Victoria, B.C., sells Triton ATMs. It has in excess of 300 systems in service.

Express Cash, a Vancouver based operation with approximately 265 ATMs deployed, is located primarily in Western Canada.

Haliburton and White, a Montreal-based national company, in the business of currency counting, coin and cash dispensing. It is thought to have approximately 400 ATMs.

Vencash, headquartered in Calgary, has 250 to 300 ATMs under management and recently acquired an interest in POSTRAC, a Canadian Point-of-Sale company.

                 MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

TRENDS AND UNCERTAINTIES

Demand for Moneyflow's services will be dependent on, among other things, general economic conditions which are cyclical in nature. Inasmuch as Moneyflow's activities are in the sales, management and maintenance of ATMs and Point-of-Sale machines, Moneyflow's business operations may be adversely affected by Moneyflow's competitors.

CAPITAL AND SOURCES OF LIQUIDITY

      Moneyflow currently has no material commitments for capital expenditures.

      For the period from inception (April 25, 2001) to October 31, 2001, Moneyflow acquired Security Bancorp Inc. in exchange for the issuance of 14,000,000 shares of Moneyflow's common stock. In September, 2001, Moneyflow raised $9,250 from investors in an offering under Rule 504 of Regulation D and Regulation S of the Securities Act of 1933, as amended.

      We expect that cash and the cash flow from future operations will be sufficient to allow us to meet the expected growth in demand for our products and services. However, we cannot be assured that our sales will meet our growth expectations. Should this fail to occur, we may elect to (i) reduce the planned expansion of operations or (ii) pursue other financing alternatives such as an equity offering or borrowings. Our planned growth and profitability could be delayed or diminished if the two options listed above are not implemented.

      Net cash provided by operating activities increased by $123,908 for the three months ended January 31, 2002 from $66,123 for the three months ended January 31, 2001. This was primarily a result of the collection of accounts receivable and an increase in accounts payable. Net cash provided by operating activities increased to $358,620 for the fiscal year ended October 31, 2001 from $90,939 for the fiscal year ended October 31, 2000. This was primarily a result of an increase in sales and a corresponding decrease in inventories.

      Purchases of new machines and the deposit of vault cash in ATMs caused net cash used by investing activities to increase by $29,124 for the three months ended January 31, 2002 from $12,296 for the three months ended January 31, 2001. Purchases of new machines and the deposit of vault cash in ATMs caused investing activities for the fiscal year ended

October 31, 2001 to result in a net use of cash in the amount of $107,369. For the fiscal year ended October 31, 2000, investing activities used net cash of $243,454 because of the purchase of property and equipment.

      Moneyflow did not have any financing activities for the three months ended January 31, 2002, which resulted in no net cash being generated by financing activities. For the three months ended January 31, 2001, financing activities used net cash of $25,361 because of debt repayment during that period. Moneyflow's financing activities used $147,212 for the fiscal year ended October 31, 2001 because Moneyflow used cash to retire debt during that period. This amount was net of $9,250 raised through the sale of common stock.

      As of January 31, 2002, Moneyflow had working capital of approximately $379,328, consisting of current assets of approximately $534,534 and current liabilities of approximately $155,206. Moneyflow had working capital of approximately $396,000 at October 31, 2001 consisting of current assets of approximately $469,000 and current liabilities of approximately $73,000. Moneyflow believes that its working capital is sufficient to fund its present operations.

      Over the next two years, our ability to expand our business is dependent on increased revenues from operations and additional infusions of capital and debt financing. We believe that additional capital from the sale of our stock and debt financing from banks or private lenders would allow us to increase Moneyflow's marketing and sales efforts as well as allow us to deploy additional ATMs and Point-of-Sale machines. However, we cannot be assured that we will be able to obtain additional equity or debt financing in the future, if at all, or on terms that are favorable to us.

RESULTS OF OPERATIONS

      Plan of Operation. Moneyflow, over the next twelve months, intends to increase its marketing and sales efforts as well as deploying additional ATMs and Point-of-Sale machines across Canada and eventually in the United States, the United Kingdom and Europe. Depending on Moneyflow's revenues, Moneyflow will purchase as inventory for sale additional ATM and Point-of-Sale machines over the next several years.

      Moneyflow generates revenues through its wholly owned subsidiary, Security Bancorp. The revenues are generated from the transaction fees charged at the ATMs and Point-of-Sale terminals that Security Bancorp manages as well as revenues generated from the sale of ATM and Point-of-Sale machines. The amount of the transaction fee that Security Bancorp receives depends on whether or not it owns the machine.

      Moneyflow shall seek to maintain low operating expenses while increasing operating revenues. We are focusing on maintaining a low cost administrative approach. This is the reason that Moneyflow utilizes the services of independent distributors to whom Moneyflow pays a portion of the fees generated by the ATMs and Point-of-Sale machines deployed by them rather than hiring employees.

      However, increased marketing expenses will probably occur in future periods as we attempt to further increase our marketing and sales efforts and deploy additional machines.

Three months ended January 31, 2002 compared to three months ended January 31, 2001.

      Sales. Sales increased approximately 30% from $166,591 in the three months ended January 31, 2001 to $217,230 in the three months ended January 31, 2002. The increase in sales is due to Security Bancorp acquiring additional ATMs and Point-of-Sale terminals, which were either sold or placed into operation as company owned machines. This caused a significant increase in transaction fee revenues and greater revenues from the sale of machines.

      Cost of Sales. The cost of sales increased approximately 32% from $73,264 for the three months ended January 31, 2001 to $96,439 for the three months ended January 31, 2002. Cost of sales as a percentage of sales was approximately 44% in each of the same periods.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately 47% to $125,110 in the three months ended January 31, 2002 from $84,852 for the three months ended January 31, 2001. The increase was due to Moneyflow's increased operations and the costs of legal and accounting expenses in connection with the preparation and filing of this registration statement.

      Interest Expense. Interest expense decreased from $3,683 for the three months ended January 31, 2001 to $0 for the three months ended January 31, 2002. The decrease resulted from Security Bancorp selling 55 ATMs and using the proceeds to pay off a loan from the Bank of Montreal that had been used to finance the purchase of ATMs.

      Net Loss. Moneyflow had a net loss of $13,638 for the three months ended January 31, 2002, compared to a net profit of $3,834 for the three months ended January 31, 2001. This was mostly a result of increased selling, general and administrative costs, which are described above.

      Fiscal year ended October 31, 2001 compared to fiscal year ended October 31, 2000.

      Sales. Sales increased approximately 36% from $655,480 in the fiscal year ended October 31, 2000 to $888,652 in the fiscal year ended October 31, 2001. The increase in sales from 2000 to 2001 is due to Security Bancorp acquiring additional ATMs and Point-of-Sale terminals, which were either sold or placed into operation as company owned machines. This caused a significant increase in transaction fee revenues. Approximately 27% of Moneyflow's sales for the fiscal year ended October 31, 2001 were generated by a non-recurring sale of a large number of machines to a single purchaser. The sources of Moneyflow's revenues for the fiscal year ended October 31, 2001 were as follows:

     Sources of revenue
              ATMs

              Sales of machines                                   431,380
                         Interchange fees                         279,513
                         Surcharge fees                           112,841
                         Miscellaneous                             34,769

              Point-of-Sale

                        Sales of machines                          29,902
                        Other                                         247
                                                                  -------
                             Total                                888,652
                                                                  =======

      Cost of Sales. The cost of sales decreased approximately 5% from $352,052 for the fiscal year ended October 31, 2000 to $333,202 for the fiscal year ended October 31, 2001. Cost of sales as a percentage of sales decreased from approximately 54% to approximately 37% over the same period. The decrease in cost of sales was caused by lower equipment costs.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately 85% to $368,156 in the fiscal year ended October 31, 2001 from $198,582 for the fiscal year ended October 31, 2000. The increase was due to Moneyflow's increased operations and the costs of legal and accounting expenses in connection with the preparation and filing of this registration statement.

      Interest Expense. Interest expense decreased approximately 64% from $18,230 for the fiscal year ended October 31, 2000 to $6,691 for the fiscal year ended October 31, 2001. The decrease resulted from Security Bancorp selling 55 ATMs and using the proceeds to pay off a loan from the Bank of Montreal that had been used to finance the purchase of ATMs.

      Net Profit. Net profit increased approximately 83% to $129,841 for the fiscal year ended October 31, 2001 from a net profit of $70,651 for the fiscal year ended October 31, 2000. The increase resulted mostly from an increase in sales and a decrease in the cost of sales as a percentage of sales.

      Assets. For the year ended October 31, 2001, Moneyflow had total assets of approximately $483,000 consisting of current assets of approximately $469,500 and property and equipment of approximately $14,000. Moneyflow's current assets consisted of cash and cash equivalents of approximately $114,000, accounts and other receivables of approximately $109,000 and inventories of approximately $191,000. At October 31, 2000, Moneyflow had total assets of approximately $463,000 consisting of current assets of approximately $445,000 and property and equipment of $17,000. The current assets consisted of cash and cash equivalents of approximately $66,000, inventories of approximately $343,000, and accounts receivable of approximately $33,000.

      Liabilities. For the year ended October 31, 2001, Moneyflow had total liabilities of approximately $92,000 consisting of current liabilities of approximately $72,000 and deferred income tax payable of approximately $19,000. Moneyflow's current liabilities consisted of accounts payable of approximately $22,000, corporate income taxes due of approximately $38,000 and other taxes payable of approximately $11,000. For the year ended October 31, 2000, Moneyflow had total liabilities of approximately $195,000 consisting of current liabilities of approximately $86,000 and long term debt of approximately $109,000. The current liabilities consisted of accounts payable of approximately $30,000, notes payable to a non-related entity of approximately $33,000, and a note payable to a related party of approximately $20,000. The reduction in liabilities was primarily a result of paying off long-term debt with the proceeds of the sale of 55 ATMs that were owned by Moneyflow.

      Shareholders' Equity. Total shareholders' equity increased from approximately $268,000 at October 31, 2000 to approximately $391,000 at October 31, 2001.

CONCENTRATION OF CREDIT RISK

      Moneyflow's financial instruments that are exposed to concentrations of credit risk consist of cash, which includes checking accounts placed with federally insured financial institutions. Such accounts may at times exceed federally insured limits. We have not experienced any losses on such accounts.

IMPACT OF INFLATION

      Inflation has historically not had a material effect on our operations.

                                   MANAGEMENT

      The principal executive officers and directors of Moneyflow are as follows:

Name                                 Position

Harold Schultz, age 70               Chairman of the Board, President, CEO

Dale B. Tingley, age 49              Director

Richard J. Scott, age 54             Director, Vice President - Corporate Sales
                                     Development

      All of the above officers and directors began their terms on April 25, 2001.

      Harold Schultz, Chairman of the Board, President and CEO - Mr. Schultz is a founding shareholder of Moneyflow as well as serving as its President and Chief Operating Officer since Moneyflow was formed. Mr. Schultz is also President and Director of Security Bancorp, Inc., Moneyflow's wholly owned subsidiary. Mr. Schultz has been President of Security Bancorp, Inc. since 1999. Mr. Schultz has over 40 years experience in the areas of construction, real estate and the oil and gas industry. Prior to joining Security Bancorp, Inc., Mr. Schultz was Chairman of Enviro FX, Inc., a publicly traded Canadian company from 1995 until 1999. Mr. Schultz has been President of Advance Contracting Services Ltd., a private holding company, since 1972. Mr. Schultz is a member of the 400 Club, a founder of the Lakeview Community Association and many other community organizations.

      Dale P. Tingley - Director. Mr. Tingley has served as a Director of Moneyflow since its formation. Mr. Tingley also serves as a Director of Security Bancorp, Inc., Moneyflow's wholly owned subsidiary. Mr. Tingley has been a successful businessman and entrepreneur in Canada. Mr. Tingley was a dealer principal for four automobile dealerships for 28 years. Since 1996, Mr. Tingley has been a rancher and President of Helix Property Management, a real estate development company.

      Richard J. Scott, P. Eng., Director, Vice President - Corporate Sales Development. Mr. Scott has been a Director and Vice President of Moneyflow since its inception. Mr. Scott also serves as a Director of Security Bancorp, Inc. and has held that position since 1999. Mr. Scott is a Professional Engineer and has over 28 years experience in developing and implementing marketing plans and strategies for the Canadian and international marketplace. Prior to joining Security Bancorp, Inc., Mr. Scott served as marketing coordinator for a Canadian public company, Enviro FX, Inc. from 1997 to 1998. Prior to that, Mr. Scott was division manager of Industrial Equipment Brokers International from 1996 to 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term Compensation
                                   Annual Compensation                           Awards Payout
-----------------------------------------------------------------------------------------------------------------------
                                                                                                Securities
Name and Principal                                               Other Annual     Restricted    Underlying      LTIP
     Position            Year         Salary         Bonus       Compensation    Stock Awards    Options       Payouts
-----------------------------------------------------------------------------------------------------------------------
Harold Schultz           2001         26,250           0              0               0             0             0
-----------------------------------------------------------------------------------------------------------------------

      Members of the Board of Directors do not receive any compensation for their service as Directors but the Company may determine to pay Directors a per meeting fee in the future if these Directors are not separately compensated by Moneyflow for other services. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by Moneyflow.

      Director liability insurance may be provided to all members of the Board of Directors. Moneyflow has not yet obtained such insurance and does not have any specifics for available cost and coverage. Moneyflow does not have a specific time frame to obtain the insurance. No differentiation is made in the compensation of "outside directors" and those officers of Moneyflow serving in that capacity.

CONFLICTS OF INTEREST POLICY

      Moneyflow has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards. These transaction must also be approved by a majority of the disinterested directors of Moneyflow's Board of Directors. The Bylaws of Moneyflow provide that no such transactions by Moneyflow shall be either void or voidable solely because of such relationship or interest or because such directors are present at the meeting of the Board or because their votes are counted for such purpose if:

            o the fact of such common directorship or financial interest is disclosed or known by the Board of Directors or committee

            o     is noted in the minutes,

            o and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of these interested directors;

            o or the fact of the common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the common shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of shareholders),

            o or the contract or transaction is fair and reasonable to Moneyflow at the time it is authorized or approved.

            o In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of Moneyflow or a committee thereof which approves such transactions.

                              CERTAIN TRANSACTIONS

      Since inception, Moneyflow through its wholly owned subsidiary, Security Bancorp Inc., has had an arrangement with Advance Contracting Services Ltd., whose sole shareholder, officer and director is Harold F. Schultz, President of Moneyflow. As part of this arrangement, Security Bancorp pays a monthly consulting fee to Advance in the amount of CDN$3,500 (US$2,187.50) for Mr. Schultz's services to Security Bancorp. No written agreement has been entered into and this arrangement is terminable at will. The parties anticipate entering into a formal employment agreement with Mr. Schultz to ensure that Mr. Schultz continues to work for Moneyflow.

      Since inception, Moneyflow through its wholly owned subsidiary, Security Bancorp Inc., has had an arrangement with Laresco Holdings Ltd., whose sole shareholder, officer and director is Richard J. Scott, Vice President of Moneyflow. As part of this arrangement, Security Bancorp pays a monthly consulting fee to Laresco in the amount of CDN$4,000 (US$2,500) for Mr. Scott's services to Security Bancorp. No written agreement has been entered into and this arrangement is terminable at will. The parties anticipate entering into a formal employment agreement with Mr. Scott to ensure that Mr. Scott continues to work for Moneyflow.

                             PRINCIPAL SHAREHOLDERS

      There are currently 18,037,000 common shares outstanding. The following tabulates holdings of shares of Moneyflow by each person who, subject to the above, at the date of this Memorandum, holds of record or is known by Management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of Moneyflow individually and as a group.

                    Shareholdings at Date of This Prospectus

Name and Address of                  Amount of          Percent of Shares Owned
Beneficial Owner (1)                 Shares Owned

Harold F. Schultz (2)(3)             3,917,000          21.71%
5508 - First Street SE
Unit 3, Bldg. F
Calgary, Alberta T2H 2W9

Altess Investments (4)               1,144,000           6.34%
916 Rideau Road, SW
Calgary, Alberta T2S 0R6

Dale Tingley (2)                     4,472,000          24.79%
5508 - First Street SE
Unit 3, Bldg. F
Calgary, Alberta T2H 2W9

Richard J. Scott (2)                 2,023,000          11.22%
5508 - First Street SE
Unit 3, Bldg. F
Calgary, Alberta T2H 2W9

All Officers and Directors
as a group (3 persons)              10,412,000          57.72

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934,as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

(2) Denotes officer or director of Moneyflow.

(3) All shares beneficially owned by Mr. Schultz are held of record by Advance Contracting Services Ltd., an entity owned and controlled by Mr. Schultz, President of Moneyflow.

(4) Altess Investments is controlled by Mr. Alec McDougall, one of the founding shareholders of Security Bancorp.

                    MARKET FOR REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

      We currently have no market for our common stock. We may seek to locate a market maker to apply to have our common stock quoted on the OTC Bulletin Board.

      Moneyflow currently has 18,037,000 shares of common stock outstanding. Of these, 11,556,000 common shares will be "restricted securities" after the offering and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Other securities may be issued in the future in private transactions pursuant to an exemption from the Securities Act. Rule 144 provides, in essence, that a person who has held restricted securities for a period of one year may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of Moneyflow's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of Moneyflow may sell may not be so limited. Non-affiliates may each sell without limitation shares held for two years. Moneyflow will make application for the listing of its shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of Moneyflow's shares in the over-the-counter market, should a market develop. Prior to this offering there has been no public market for the common stock of Moneyflow. The effect, if any, of a public trading market or the availability of shares for sale at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market could adversely effect prevailing market prices.

      Holders of Moneyflow's common stock are entitled to receive such dividends as may be declared by its Board of Directors.

Equity Compensation Plan Information

---------------------------------------------------------------------------------------------------------------------
Plan Category                   Number of securities to be    Weighted-average exercise     Number of securities
                                issued upon exercise of       price of outstanding          remaining available for
                                outstanding options,          options, warrants and rights  future issuance under
                                warrants and rights                                         equity compensation plans
                                                                                            (excluding securities
                                                                                            reflected in column (a))
---------------------------------------------------------------------------------------------------------------------
Equity compensation plans                   N/A                           N/A                           N/A
approved by security holders
---------------------------------------------------------------------------------------------------------------------
Equity compensation plans not               N/A                           N/A                           N/A
approved by security holders
---------------------------------------------------------------------------------------------------------------------
Total                                       N/A                           N/A                           N/A
---------------------------------------------------------------------------------------------------------------------

                            DESCRIPTION OF SECURITIES

      The following statements constitute brief summaries of Moneyflow's Articles of Incorporation and Bylaws. Such summaries do not purport to be complete and are qualified in their entirety to the full text of the Articles of Incorporation and Bylaws.

      Our Articles of Incorporation authorize the issuance of up to 50,000,000 common shares, par value $.001. Common shares purchased in this offering will be fully paid and non-assessable. No preferred shares are authorized.

COMMON STOCK

      Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation. The holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Moneyflow, holders are entitled to receive, ratably, the net assets of Moneyflow available to stockholders.

Holders of outstanding common shares are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional common shares are issued, the relative interest of then existing stockholders may be diluted.

TRANSFER AGENT

      Transfer Online Inc. acts as transfer agent for Moneyflow.

                                  LEGAL MATTERS

      Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon by Gammage & Burnham, PLC.

                                LEGAL PROCEEDINGS

      We are not involved in any legal proceedings as of the date of this prospectus.

                                     EXPERTS

      The financial statements as of October 31, 2001 and October 31, 2000 included in this prospectus have been audited by Moffitt & Company, CPAs, independent auditors, as stated in their report dated January 15, 2002 appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements as of January 30, 2002 and January 31, 2001 included in this prospectus have been reviewed by Moffitt & Company, CPAs, independent accountants, as stated in their report dated March 18, 2002 and re-issued April 24, 2002 appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting.

                               INTERESTS OF NAMED
                               EXPERTS AND COUNSEL

      None of the experts or counsel named in the prospectus are affiliated with Moneyflow.

                      WHERE YOU CAN FIND MORE INFORMATION

      Moneyflow has filed with the Securities and Exchange Commission a registration statement including all amendments and required exhibits (the "Registration Statement") under the Act with respect to the securities offered by Moneyflow. This prospectus does not contain all of the information set forth in the registration statement.

      Certain parts of the registration statement are omitted pursuant to the rules and regulations of the Commission. For further information with respect to Moneyflow and the securities offered by Moneyflow, shareholders should examine the registration statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

      The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                             ADDITIONAL INFORMATION

      Until the later of termination of the distribution or __________, 2002 (90 days after the date of the prospectus), all persons making transactions in the registered securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the obligation of these persons to deliver a prospectus when acting as underwriters and when utilizing their unsold allotments or subscriptions.

      No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus. If given or made, this information or representation must not be relied upon as having been authorized by Moneyflow, or the underwriter, if an underwriter assists in the sale of the securities.

      This prospectus is not an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which an offer or solicitation is not authorized by the laws of a state, territory or possession of the United States, or to any person to whom it is unlawful to make an offer or solicitation.

      Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of Moneyflow since the date of this prospectus.

                      MONEYFLOW SYSTEMS INTERNATIONAL INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                                JANUARY 31, 2002

                                TABLE OF CONTENTS

                                                                     PAGE NO.
                                                                   ------------
INDEPENDENT ACCOUNTANTS' REVIEW REPORT............................     F-2

FINANCIAL STATEMENTS

       Consolidated Balance Sheets................................  F-3 - F-4

       Consolidated Statements of Comprehensive (Loss)............     F-5

       Consolidated Statements of Income..........................     F-6

       Consolidated Statement of Stockholders' Equity.............     F-7

       Consolidated Statements of Cash Flows......................  F-8 - F9

       Notes to Consolidated Financial Statements................. F-10 - F16

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To The Board of Directors

Moneyflow Systems International Inc. and Subsidiary

We have reviewed the accompanying consolidated balance sheet of Moneyflow Systems International Inc. and Subsidiary as of January 31, 2002 and the related consolidated statements of comprehensive (loss), income and cash flows for the three months ended January 31, 2002 and 2001 and the statement of stockholders' equity for the three months ended January 31, 2002 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Moneyflow Systems International Inc. and Subsidiary.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Moneyflow Systems International Inc. and Subsidiary as of October 31, 2001, and the related consolidated statements of comprehensive (loss), income, stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated January 15, 2002 we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of October 31, 2001, is fairly stated in all material respects in relation to the balance sheet from which it has been derived.


MOFFITT & COMPANY, P.C.
SCOTTSDALE, ARIZONA

March 18, 2002, reissued on April 24, 2002 (See Note 12)

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                      JANUARY 31, 2002 AND OCTOBER 31, 2001

                                     ASSETS

                                              January 31,     October 31,
                                                 2002            2001
                                              (Unaudited)      (Audited)
                                              -----------     -----------
CURRENT ASSETS
  Cash and cash equivalents                   $   207,155      $   114,438
  Cash in Automated Teller Machines                43,432           16,474
  Accounts receivable                              38,995          100,802
  Advances receivable                              14,868            8,142
  Inventories                                     207,274          191,353
  Prepaid expenses
    Consulting fees                                16,668           26,667
    Other                                           6,142           10,630
                                              -----------      -----------

      TOTAL CURRENT ASSETS                        534,534          468,506

PROPERTY AND EQUIPMENT, NET
  OF ACCUMULATED DEPRECIATION                      14,888           13,873

OTHER ASSETS

  Deposits                                            629              634
                                              -----------      -----------

      TOTAL ASSETS                            $   550,051      $   483,013
                                              ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         January 31,       October 31,
                                                            2002              2001
                                                         (Unaudited)        (Audited)
                                                         -----------       -----------
CURRENT LIABILITIES
   Accounts payable                                      $    98,117       $    21,614
   Accrued liabilities                                         1,796             1,812
   Corporation income tax payable                             46,885            37,772
   Taxes payable, other                                        8,408            11,134
                                                         -----------       -----------

          TOTAL CURRENT LIABILITIES                          155,206            72,332
                                                         -----------       -----------

LONG - TERM LIABILITIES
   Deferred income tax payable                                19,100            19,231
                                                         -----------       -----------

          TOTAL LONG-TERM LIABILITIES                         19,100            19,231
                                                         -----------       -----------

STOCKHOLDERS' EQUITY
   Common stock,  par value $.001 per share
      Authorized 50,000,000 shares
      Issued and outstanding - 18,037,000 shares              18,037            18,037
   Paid in capital in excess of par value of stock           243,359           243,359
   Retained earnings                                         155,328           168,966
   Accumulated other comprehensive (loss)
      (Primarily cumulative translation adjustment)          (40,979)          (38,912)
                                                         -----------       -----------

          TOTAL STOCKHOLDERS' EQUITY                         375,745           391,450
                                                         -----------       -----------
          TOTAL LIABILITIES AND
             STOCKHOLDERS' EQUITY                        $   550,051       $   483,013
                                                         ===========       ===========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)
              FOR THE THREE MONTHS ENDED JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

                                                  2002              2001
                                              -----------       -----------

NET INCOME (LOSS)                             $   (13,638)      $     3,834

OTHER COMPREHENSIVE (LOSS)

   FOREIGN CURRENCY TRANSLATION
      ADJUSTMENT                                   (2,067)          (50,806)
                                              -----------       -----------

NET COMPREHENSIVE (LOSS)                      $   (15,705)      $   (46,972)
                                              ===========       ===========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE THREE MONTHS ENDED JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)
                                   (REISSUED)

                                                    2001               2000
                                                ------------       ------------

REVENUE
  Sales of machines and terminals               $    104,808       $     66,090
  Fees                                               107,575             89,840
  Other revenue                                        4,847             10,661
                                                ------------       ------------

    TOTAL REVENUE                                    217,230            166,591
                                                ------------       ------------

COST AND EXPENSES
  Cost of sales                                       96,439             73,264
  Selling, general and administrative expenses       125,110             84,852
                                                ------------       ------------

    TOTAL COSTS AND EXPENSES                         221,549            158,116
                                                ------------       ------------

INCOME (LOSS) FROM OPERATIONS                         (4,319)             8,475

INTEREST EXPENSE                                           0              3,683
                                                ------------       ------------

INCOME (LOSS) BEFORE CORPORATION
   INCOME TAXES                                       (4,319)             4,792

CORPORATION INCOME TAXES                               9,319                958
                                                ------------       ------------

   NET INCOME (LOSS)                            $    (13,638)      $      3,834
                                                ============       ============

NET INCOME PER COMMON SHARE

  Basic and diluted                             $        .00       $        .00
                                                ============       ============

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING

  Basic and diluted                               18,037,000         14,000,000
                                                ============       ============

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED JANUARY 31, 2002
                                   (UNAUDITED)

                                                                      Paid in Capital
                                                                      in Excess of Par             Accumulated Other
                                                                           Value        Retained      Comprehensive
                                                   Common Stock           of Stock      Earnings          (Loss)
                                             -----------------------------------------------------------------------
                                               Shares        Amount
                                               ------        ------
BALANCE, NOVEMBER 1, 2001                    18,037,000      $18,037      $243,359      $ 168,966       $(38,912)

FOREIGN CURRENCY
TRANSLATION ADJUSTMENT
  FOR THE THREE MONTHS
  ENDED JANUARY 31, 2002                              0            0             0              0         (2,067)

NET (LOSS) FOR THE THREE
  MONTHS ENDED
  JANUARY 31, 2002                                    0            0             0        (13,638)             0
                                             ----------      -------      --------      ---------       --------
BALANCE, JANUARY 31, 2002                    18,037,000      $18,037      $243,359      $ 155,328       $(40,979)
                                             ==========      =======      ========      =========       ========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE THREE MONTHS ENDED JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

                                                           2002            2001
                                                        ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                    $ (13,638)      $   3,834
   Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
       Depreciation                                         4,702          22,812
   Deferred tax asset/liability                              (131)            (84)
   Changes in operating assets and liabilities:
       Accounts and other receivables                      55,081          18,926
       Inventories                                        (19,472)         33,085
       Prepaid expenses and deposits                       14,492           2,841
       Accounts payable                                    76,503         (14,399)
       Accrued liabilities                                    (16)            121
       Corporation income taxes payable                     9,113          (1,013)
       Taxes payable, other                                (2,726)              0
                                                        ---------       ---------

          NET CASH PROVIDED BY OPERATING
             ACTIVITIES                                   123,908          66,123
                                                        ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Cash in Automated Teller Machines                      (26,958)         (11,517)
   Purchases of property and equipment                     (2,166)           (779)
                                                        ---------       ---------

          NET CASH (USED) BY INVESTING
            ACTIVITIES                                    (29,124)        (12,296)
                                                        ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock                       0               0
   Proceeds from notes payable                                  0               0
   Repayment of notes payable                                   0         (25,361)
                                                        ---------       ---------

        NET CASH (USED) BY FINANCING
            ACTIVITIES                                          0         (25,361)
                                                        ---------       ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
   AND CASH EQUIVALENTS                                    (2,067)        (50,806)
                                                        ---------       ---------

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
               FOR THE THREE MONTH ENDED JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

                                                2002          2001
                                              --------      --------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                           $ 92,717      $(22,340)

CASH AND CASH EQUIVALENTS, BEGINNING
   OF PERIOD                                   114,438        66,291
                                              --------      --------

CASH AND CASH EQUIVALENTS, END OF PERIOD      $207,155      $ 43,951
                                              ========      ========

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION

       Cash paid for interest                 $      0      $  3,683
                                              ========      ========

       Cash paid for taxes                    $      0      $      0
                                              ========      ========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business and History of Company

      Moneyflow Systems International Inc. (Hereinafter referred to as the Company) was organized on April 25, 2001, under the laws of the State of Nevada. The Company operates as a holding Company for subsidiary acquisitions.

      Security Bancorp Inc. (Hereinafter referred to as SBI) was organized on August 3, 1992, in Alberta, Canada and was inactive until January 5, 1999 when it changed its name to Security Bancorp Inc. and began operations under the trademark name of Ca$h Station.

      SBI is headquartered in Calgary, Canada and is in the business to supply, install, maintain and manage Automated Teller Machines (ATM'S), Point of Sale Terminals and other Electronic Funds Transfer Devices and to provide transaction processing services for these devices. The machines are placed on the premises of property owners and businesses for the purpose and convenience of dispensing cash and other services to the public.

      In July 2001, the Board of Directors of both Companies approved a share exchange agreement whereby the Company issued 14,000,000 shares of common stock for 100% of the stock of SBI. In connection with the legal form of this transaction, SBI became a wholly-owned subsidiary of the Company. For accounting purposes, the acquisition was treated as a recapitalization of SBI rather than a business combination.

      Principles of Consolidation

      The consolidated financial statements include the accounts of Moneyflow Systems International Inc. and its wholly-owned subsidiary, Security Bancorp Inc.

      All material inter-company accounts and transactions have been eliminated.

      Restatement of Stockholders' Equity

      The recapitalization of stockholders' equity has been retroactively recorded in the financial statements as if it occurred at the date of inception.

      Revenue Recognition Policy

      Revenue from the sale of Automated Teller Machines and Point of Sale Terminals is recognized when the earning process is complete and the risk and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon the delivery of the machine to our customer and the acceptance and activation of the machine by the customer.

      Revenue from transaction and service fees are earned daily and are electronically transferred to the Company from the processor.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      Cash in Automated Teller Machines

      The Company has $43,432 deposited in Automated Teller Machines. This cash is not available for normal Company operations.

      Inventories

      Inventories are valued at the lower of cost or market. Cost is determined as follows:

               Automated Teller Machines and Point of Sale Terminals held for resale - actual cost for the machine purchased.

               Automated Teller Machines and Point of Sale Terminals
               - placements - actual cost for the machine purchased less accumulated depreciation. Depreciation is computed on the straight line basis over 10 years.

               Parts and supplies - first-in, first-out method.

      Prepaid Expenses

      Prepaid expenses, which consists principally of consulting fees, are being amortized over a one year period.

      Property and Equipment

      Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacement, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

      Security Bancorp Inc. depreciates its property and equipment as follows:

      Financial statement reporting - straight line method as follows:

              Furniture and fixtures                              3 -10 years
              Computer equipment                                      5 years
              Telephone equipment                                    10 years

      Tax reporting - accelerated method at 20% of book value per year.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Accounting Estimates

      Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

      Income Taxes

      Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No.109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Net Income (Loss) Per Share

      The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income
      (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net earnings (loss) per share are excluded.

      Disclosure about Fair Value of Financial Instruments

      The Company estimates that the fair value of all financial instruments at January 31, 2002 and 2001, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

      Long-Lived Assets

      Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Long-Lived Assets (Continued)

      cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. This standard did not have a material effect on the Company's results of operations, cash flows or financial position.

      Foreign Currency Translation

      The financial statements of SBI are measured using the Canadian dollar as the functional currency. Assets, liabilities and equity accounts of SBI are translated at exchange rates as of the balance sheet date or historical acquisition date, depending on the nature of the account. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. Foreign currency transaction losses in the amount of $1,245 are included in consolidated net income. The financial statements are presented in United States of America dollars.

      Shipping and Handling Costs

      The Company's policy is to classify shipping and handling costs as part of cost of goods sold in the statement of income.

NOTE 2 INVENTORIES

      Inventories are comprised of the following:

                                                 January 31,        October 31,
                                                    2002               2001
                                                 (Unaudited)         (Audited)
                                                -------------      -------------

Automated Teller Machines                       $     119,158      $     150,264
Point of Sale Terminals                                64,730             13,593
Parts and supplies                                     23,386             27,496
                                                -------------      -------------

                                                $     207,274      $     191,353
                                                =============      =============

NOTE 3 PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 3 PROPERTY AND EQUIPMENT (CONTINUED)

                                                  January 31,      October 31,
                                                         2002             2001
                                                  (Unaudited)        (Audited)
                                                -------------    -------------

      Furniture and fixtures                    $       8,782    $       8,578
      Computer equipment                               11,944           10,281
      Telephone equipment                               2,000            2,013
                                                -------------    -------------
                                                       22,726           20,872

      Less accumulated depreciation                     7,838            6,999
                                                -------------    -------------

           Total property and equipment         $      14,888    $      13,873
                                                =============    =============

NOTE 4 INCOME TAXES

      Income taxes payable for the three months ended January 31, 2002 and 2001 consist of the following:

                                                          2002        2001
                                                      --------    --------

      United States of America
           Current                                    $      0    $  4,823

      Canadian
           Current                                      46,885      32,949
           Deferred (property related)                  19,100      19,231
                                                      --------    --------

                 Total                                $ 65,985    $ 57,003
                                                      ========    ========

      The provision for income taxes for the three months ended January 31, 2002 and 2001 is as follows:

Current                                                 $  9,319       $    958
Deferred                                                       0              0
                                                        --------       --------

      Total                                             $  9,319       $    958
                                                        ========       ========

      The income tax provisions differ from the amount computed by applying the United States of America and Canadian statutory rates to income before income taxes. A reconciliation to the statutory income tax rate is as follows:

      Statuary income tax                            $ 14,142     $    958
      Accelerated depreciation                              0            0
      Net operating loss utilization                   (4,823)           0
                                                     --------     --------

            Provision for income tax                 $  9,319     $    958
                                                     ========     ========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 5 G.S.T. AUDIT

      The Company's G.S.T. tax returns are presently being audited by the Canadian government. The governmental agency has tentatively assessed an additional tax of $60,000 (Canadian dollars). The Company anticipates that the assessment will be settled for $14,000 (Canadian dollars) and that amount has been recorded as a liability on the Company's books.

NOTE 6 OPERATING LEASE

      On June 7, 1999, SBI leased its office facilities for a thirteen month period that expired on July 31, 2000. The lease required monthly rentals of approximately $650 ($1,000 Canadian dollars) plus taxes and operating cost. The lease was extended to July 31, 2002 with monthly rentals of approximately $865 ($1,330 Canadian dollars) plus taxes and operating costs.

      Future minimum lease payments excluding taxes and expenses are as follows:

                                                     2002
                                                    ------
      January 31, 2002                              $4,800
                                                    ======

      Rent expense including rental costs and taxes for the three months ended January 31, 2002 and 2001 was $2,344 and $2,449, respectively.

NOTE 7 ADVERTISING

      Security Bancorp Inc. expenses all advertising as incurred. For the three months ended January 31, 2002 and 2001, SBI charged to operations $124 and $3,341, respectively.

NOTE 8 CONCENTRATION OF RISK

      Purchases

      Concentration of risk exists because SBI purchases its Automatic Teller Machines and Point of Sale Terminals from two main suppliers as follows:

                                                                     2002
                                                                   -------
      Supplier A                                                   $29,600
      Supplier B                                                    53,100

      Cash

      SBI has $240,264 (Canadian funds) deposited in one Canadian banking institution. Only $60,000 of Canadian deposits is insured by Canadian governmental agencies.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            JANUARY 31, 2002 AND 2001
                                   (UNAUDITED)

NOTE 9 CONSULTING AGREEMENTS

      On July 2001, the Company entered into two twelve month consulting agreements. The Company agreed to issue 4,000,000 of its common stock as payment for the services.

NOTE 10 BUSINESS SEGMENTS

      FASB Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information," requires companies to provide certain information about their operating segments. The Company has three reportable segments:
      Automated Teller Machines, Point of Sale Terminals and General Corporation Administration. Management evaluates performance based upon the operating earnings after income taxes.

      Summarized financial information concerning the Company's reportable segments is shown on the following table:

                                                        Automated         Point of          General
                                                         Teller             Sale          Corporation
                                                        Machines          Terminals     Administration         Total
                                                        --------          ---------     --------------         -----
                2002
                ----
                Net sales to external customers        $   195,189        $   21,852      $       189       $  217,230
                Operating earnings                          23,403           (10,883)         (26,158)         (13,638)
                Total assets                               394,727            86,119           69,205          550,051
                Depreciation                                 3,796               906                0            4,702
                Capital expenditures                         2,166                 0                0            2,166

                2001
                ----

                Net sales to external customers        $   166,591        $        0      $         0       $  166,591
                Operating earnings                           3,834                 0                0            3,834
                Total assets                               420,604                 0                0          420,604
                Depreciation                                22,812                 0                0           22,812

NOTE 11 UNAUDITED FINANCIAL INFORMATION

      The accompanying financial information as of January 31, 2002 is unaudited. In managements opinion, such information includes all normal recurring entries necessary to make the financial information not misleading.

NOTE 12 REISSUED FINANCIAL STATEMENTS

      The financial statements were reissued on April 24, 2002 only to change the format of the consolidated statement of income. There were no changes to assets, liabilities, equity, income or cash flows.

                      MONEYFLOW SYSTEMS INTERNATIONAL INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2001

                                TABLE OF CONTENTS

                                                                      PAGE NO.
                                                                    -----------

INDEPENDENT AUDITORS' REPORT......................................     F-19

FINANCIAL STATEMENTS

       Consolidated Balance Sheets................................  F-20 - F-21

       Consolidated Statements of Comprehensive Income............     F-22

       Consolidated Statements of Income..........................     F-23

       Consolidated Statement of Stockholders' Equity.............     F-24

       Consolidated Statements of Cash Flows......................  F-25 - F-26

       Notes to Consolidated Financial Statements.................  F-27 - F-34

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors

Moneyflow Systems International Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Moneyflow Systems International Inc. and Subsidiary as of October 31, 2001 and 2000 and the related consolidated statements of comprehensive income, income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Moneyflow Systems International Inc. and Subsidiary as of October 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


MOFFITT & COMPANY, P.C.
SCOTTSDALE, ARIZONA

January 15, 2002, reissued on April 24, 2002 (See Note 12)

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                            OCTOBER 31, 2001 AND 2000

                                     ASSETS

                                                          2001            2000
                                                        --------        --------

CURRENT ASSETS
   Cash and cash equivalents                            $114,438        $ 66,291
   Cash in Automated Teller Machines                      16,474               0
   Accounts receivable                                   100,802          32,777
   Advances receivable                                     8,142               0
   Inventories                                           191,353         343,368
   Prepaid expenses
      Consulting fees                                     26,667               0
      Other                                               10,630           3,011
                                                        --------        --------

          TOTAL CURRENT ASSETS                           468,506         445,447

PROPERTY AND EQUIPMENT, NET
   OF ACCUMULATED DEPRECIATION                            13,873          16,642

OTHER ASSETS
       Deposits                                              634             653
                                                        --------        --------

           TOTAL ASSETS                                 $483,013        $462,742
                                                        ========        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                            2001         2000
                                                         ---------     --------

CURRENT LIABILITIES
       Accounts payable                                  $  21,614     $ 29,668
       Accrued liabilities                                   1,812          786
       Corporation income tax payable                       37,772        3,004
       Taxes payable, other                                 11,134            0
       Notes payable, current portion
          Non-related                                            0       32,544
          Related                                                0       19,589
                                                         ---------     --------

              TOTAL CURRENT LIABILITIES                     72,332       85,591
                                                         ---------     --------

LONG - TERM LIABILITIES
       Notes payable - non-related                               0      104,329
       Deferred income tax payable                          19,231        4,571
                                                         ---------     --------

              TOTAL LONG-TERM LIABILITIES                   19,231      108,900
                                                         ---------     --------

STOCKHOLDERS' EQUITY
       Common stock,  par value $.001 per share
          Authorized 50,000,000 shares
          Issued and outstanding
             October 31, 2001 - 18,037,000 shares           18,037            0
             October 31, 2000 - 14,000,000 shares                0       14,000
       Paid in capital in excess of par value of stock     243,359      198,146
       Retained earnings                                   168,966       39,125
       Accumulated other comprehensive income (loss)
          (Primarily cumulative translation adjustment)    (38,912)      16,980
                                                         ---------     --------

              TOTAL STOCKHOLDERS' EQUITY                   391,450      268,251
                                                         ---------     --------

              TOTAL LIABILITIES AND
                 STOCKHOLDERS' EQUITY                    $ 483,013     $462,742
                                                         =========     ========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000

                                                         2001              2000
                                                       ---------         -------

NET INCOME                                             $ 129,841         $70,651

OTHER COMPREHENSIVE INCOME (LOSS)

   FOREIGN CURRENCY TRANSLATION
   ADJUSTMENT                                            (55,892)         11,366
                                                       ---------         -------

NET COMPREHENSIVE INCOME                               $  73,949         $82,017
                                                       =========         =======

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000
                                   (REISSUED)

                                                          2001           2000
                                                      -----------    -----------

REVENUE
   Sales of machines and terminals                    $   461,282    $   405,696
   Fees                                                   392,601        244,169
   Other revenue                                           34,769          5,615
                                                      -----------    -----------

    TOTAL REVENUE                                         888,652        655,480
                                                      -----------    -----------

COST AND EXPENSES
   Cost of sales                                          333,202        352,052
   Selling, general and administrative expenses           368,156        198,582
                                                      -----------    -----------

    TOTAL COSTS AND EXPENSES                              701,358        550,634
                                                      -----------    -----------

INCOME FROM OPERATIONS                                    187,294        104,846
 INTEREST EXPENSE                                           6,691         18,230
                                                      -----------    -----------

INCOME BEFORE CORPORATION INCOME TAXES                    180,603         86,616

CORPORATION INCOME TAXES                                   50,762         15,965
                                                      -----------    -----------

        NET INCOME                                    $   129,841    $    70,651
                                                      ===========    ===========

NET INCOME PER COMMON SHARE

   Basic and diluted                                  $       .01    $       .00
                                                      ===========    ===========

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING

   Basic and diluted                                   15,011,500     13,962,665
                                                      ===========    ===========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000

                                                        Paid in
                                                       Capital in     Accumulated
                                                      Excess of Par      Other
                                                          Value         Retained    Comprehensive
                                    Common Stock         of Stock       Earnings        (Loss)
                                    ------------         --------       --------        ------
                                Shares       Amount
                                ------       ------
BALANCE, NOVEMBER 1, 1999    13,552,000    $   13,552    $  195,841    $  (31,526)         5,614

COMMON STOCK ISSUED
    FOR CASH                    448,000           448         2,305

FOREIGN CURRENCY
    TRANSLATION
    ADJUSTMENT                        0             0             0             0         11,366

NET INCOME FOR THE
    YEAR ENDED
    OCTOBER 31, 2000                  0             0             0        70,651              0
                             ----------    ----------    ----------    ----------     ----------

BALANCE, OCTOBER 31, 2000    14,000,000        14,000       198,146        39,125         16,980

ISSUANCE OF COMMON
    STOCK FOR:                   37,000            37         9,213             0              0
    CASH
    SERVICES 4,000,000                          4,000                      36,000              0

FOREIGN CURRENCY
    TRANSLATION
    ADJUSTMENT                        0             0             0             0        (55,892)

NET INCOME FOR THE
    YEAR ENDED
    OCTOBER 31, 2001                  0             0             0       129,841              0
                             ----------    ----------    ----------    ----------     ----------

BALANCE, OCTOBER 31, 2001    18,037,000    $   18,037    $  243,359    $  168,966     $  (38,912)
                             ==========    ==========    ==========    ==========     ==========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000

                                                          2001          2000
                                                       ---------     ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                         $ 129,841     $  70,651
    Adjustments to reconcile net income
      to net cash provided by operating activities:
        Depreciation                                      93,664        27,497
        Common stock issued for services                  40,000             0
    Deferred tax asset/liability                          14,660         8,157
    Changes in operating assets and liabilities:
        Accounts and other receivables                   (76,167)      (27,286)
        G.S.T. refund                                          0         7,066
        Inventories                                      152,015        27,795
        Prepaid expenses and deposits                    (34,267)       (1,716)
        Accounts payable                                  (8,054)      (29,586)
        Accrued liabilities                                1,026           786
        Corporation income taxes payable                  34,768         7,575
        Taxes payable, other                              11,134             0
                                                       ---------     ---------

           NET CASH (USED) BY OPERATING
              ACTIVITIES                                 358,620        90,939
                                                       ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash in Automated Teller Machines                    (16,474)            0
    Purchases of property and equipment                  (90,895)     (243,454)
                                                       ---------     ---------

           NET CASH (USED) PROVIDED BY INVESTING
             ACTIVITIES                                 (107,369)     (243,454)
                                                       ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common stock                 9,250         2,753
    Proceeds from notes payable                                0       182,676
    Repayment of notes payable                          (156,462)      (28,050)
                                                       ---------     ---------

         NET CASH PROVIDED (USED) BY FINANCING
             ACTIVITIES                                 (147,212)      157,379
                                                       ---------     ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
   AND CASH EQUIVALENTS                                  (55,892)       11,366
                                                       ---------     ---------

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000

                                               2001        2000
                                             --------    --------

NET INCREASE IN CASH AND CASH EQUIVALENTS    $ 48,147    $ 16,230

CASH AND CASH EQUIVALENTS, BEGINNING
   OF YEAR                                     66,291      50,061
                                             --------    --------

CASH AND CASH EQUIVALENTS, END OF YEAR       $114,438    $ 66,291
                                             ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION

       Cash paid for interest                $  6,820    $ 10,230
                                             ========    ========

       Cash paid for taxes                   $  3,004    $      0
                                             ========    ========

SCHEDULE OF NON-CASH INVESTING AND
   FINANCING ACTIVITIES

       Common stock issued for services      $ 40,000    $      0
                                             ========    ========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2001 AND 2000

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business and History of Company

      Moneyflow Systems International Inc. (Hereinafter referred to as the Company) was organized on April 25, 2001, under the laws of the State of Nevada. The Company operates as a holding Company for subsidiary acquisitions.

      Security Bancorp Inc. (Hereinafter referred to as SBI) was organized on August 3, 1992, in Alberta, Canada and was inactive until January 5, 1999 when it changed its name to Security Bancorp Inc. and began operations under the trademark name of Ca$h Station.

      SBI is headquartered in Calgary, Canada and is in the business to supply, install, maintain and manage Automated Teller Machines (ATM'S), Point of Sale Terminals and other Electronic Funds Transfer Devices and to provide transaction processing services for these devices. The ATM'S are placed on the premises of property owners and businesses for the purpose and convenience of dispensing cash and other services to the public.

      In July 2001, the Board of Directors of both Companies approved a share exchange agreement whereby the Company issued 14,000,000 shares of common stock for 100% of the stock of SBI. In connection with the legal form of this transaction, SBI became a wholly-owned subsidiary of the Company. For accounting purposes, the acquisition was treated as a recapitalization of SBI rather than a business combination. SBI became a wholly-owned subsidiary of the Company.

      Principles of Consolidation

      The consolidated financial statements include the accounts of Moneyflow Systems International Inc. and its wholly-owned subsidiary, Security Bancorp Inc.

      All material inter-company accounts and transactions have been eliminated.

      Restatement of Stockholders' Equity

      The recapitalization of stockholders' equity has been retroactively recorded in the financial statements as if it occurred at the date of inception.

      Revenue Recognition Policy

      Revenue from the sale of Automated Teller Machines and Point of Sale Terminals is recognized when the earning process is complete and the risk and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon the delivery of the machine to our customer and the acceptance and activation of the machine by the customer.

      Revenue from transaction and service fees are earned daily and are electronically transferred to the Company from the processor.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      Cash in Automated Teller Machines

      The Company has $16,474 deposited in Automated Teller Machines. This cash is not available for normal Company operations.

      Inventories

      Inventories are valued at the lower of cost or market. Cost is determined as follows:

                Automated Teller Machines and Point of Sale Terminals held for resale - actual cost for the machine purchased.

                Automated Teller Machines and Point of Sale Terminals
                - placements - actual cost for the machine purchased less accumulated depreciation. Depreciation is computed on the straight line basis over 10 years.

                Parts and supplies - first-in, first-out method.

      Prepaid Expenses

      The Company accounts for prepaid expenses in accordance with FASB 142, which requires the recognition of intangible assets based on their useful life. All of the Company's prepaid expenses have a finite useful life and are being amortized over a one year period.

      Property and Equipment

      Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacement, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

      Security Bancorp Inc. depreciates its property and equipment as follows:

      Financial statement reporting - straight line method as follows:

                Furniture and fixtures                            3 -  10 years
                Computer equipment                                      5 years
                Telephone equipment                                    10 years

      Tax reporting - accelerated method at 20% of book value per year.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Accounting Estimates

      Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

      Income Taxes

      Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No.109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Net Income Per Share

      The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net earnings per share are excluded.

      Disclosure about Fair Value of Financial Instruments

      The Company estimates that the fair value of all financial instruments at October 31, 2001 and 2000, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

      Long-Lived Assets

      Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Long-Lived Assets (Continued)

      cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. This standard did not have a material effect on the Company's results of operations, cash flows or financial position.

      Foreign Currency Translation

      The financial statements of SBI are measured using the Canadian dollar as the functional currency. Assets, liabilities and equity accounts of SBI are translated at exchange rates as of the balance sheet date or historical acquisition date, depending on the nature of the account. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in consolidated net income. Transaction gains/losses for the years ended October 31, 2001 and 2000 were not material. The financial statements are presented in United States of America dollars.

      Shipping and Handling Costs

      The Company's policy is to classify shipping and handling costs as part of cost of goods sold in the statement of income.

NOTE 2 INVENTORIES

      Inventories are comprised of the following:

                                         2001          2000
                                     --------      --------

      Automated Teller Machines      $150,264      $333,865
      Point of Sale Terminals          13,593             0
      Parts and supplies               27,496         9,503
                                     --------      --------

                                     $191,353      $343,368
                                     ========      ========

NOTE 3 PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 3 PROPERTY AND EQUIPMENT (CONTINUED)

                                           2001         2000
                                         -------      -------

      Furniture and fixtures             $ 8,578      $ 8,848
      Computer equipment                  10,281       10,194
      Telephone equipment                  2,013        2,077
                                         -------      -------
                                          20,872       21,119

      Less accumulated depreciation        6,999        4,477
                                         -------      -------

         Total property and equipment    $13,873      $16,642
                                         =======      =======

NOTE 4 INCOME TAXES

      Income taxes payable for the years ended October 31, 2001 and 2000 consist of the following:

                                          2001         2000
                                         -------      -------

      United States of America

         Current                         $ 4,823      $     0

      Canadian

         Current                          32,949        3,004
         Deferred (property related)      19,231        4,571
                                         -------      -------

             Total                       $57,003      $ 7,575
                                         =======      =======

      The provision for income taxes for the years ended October 31, 2001 and 2000 is as follows:

         Current                         $37,772      $ 3,004
         Deferred                         12,990       12,961
                                         -------      -------

              Total                      $50,762      $15,965
                                         =======      =======

      The income tax provisions differ from the amount computed by applying the United States of America and Canadian statutory rates to income before income taxes. A reconciliation to the statutory income tax rate is as follows:

         Statuary income tax             $31,531      $ 7,808
         Accelerated depreciation         19,231        3,004
         Net operating loss utilization        0        5,153
                                         -------      -------

           Provision for income tax      $50,762      $15,965
                                         =======      =======

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 5 G.S.T. AUDIT

      The Company's G.S.T. tax returns are presently being audited by the Canadian government. The governmental agency has tentatively assessed an addition tax of $60,000 (Canadian dollars). The Company anticipates that the assessment will be settled for $14,000 (Canadian dollars) and that amount has been recorded as a liability on the Company's books.

NOTE 6 NOTES PAYABLE

                                                               2001      2000
                                                             --------  --------

      Non-related

      On December 3, 1999, the Company received a            $      0  $136,873
      $162,675 ($250,000 in Canadian dollars) loan from the Bank of Montreal for the purchase of Automated Teller Machines. The loan required monthly payments of principal and interest at 2 % over prime. The loan was secured by $219,204 of Company assets and matures on December 11, 2005.

      Related

      On October 12, 2000, a stockholder of the Company             0    19,589
      loaned the Company $19,600 ($30,000 in Canadian
      dollars). The loan was due on April 30, 2001 and
      required quarterly interest payments at 12%. The
      loan was secured by four ATM"S that cost $20,024.
                                                             --------  --------
                                                                    0   156,462

         Less current portion                                       0    52,133
                                                             --------  --------

            Total                                            $      0  $104,329
                                                             ========  ========

      Future minimum principal payments on the notes are as follows:

                                                                2001      2000
                                                              --------  --------

         October 31, 2001                                     $      0  $ 52,133
         October 31, 2002                                            0    32,544
         October 31, 2003                                            0    32,544
         October 31, 2004                                            0    32,544
         October 31, 2005                                            0     6,697
                                                              --------  --------

                                                              $      0  $156,462
                                                              ========  ========

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 7 OPERATING LEASE

      On June 7, 1999, SBI leased its office facilities for a thirteen month period that expired on July 31, 2000. The lease required monthly rentals of approximately $650 ($1,000 Canadian dollars) plus taxes and operating cost. The lease was extended to July 31, 2002 with monthly rentals of approximately $865 ($1,330 Canadian dollars) plus taxes and operating costs.

      Future minimum lease payments excluding taxes and expenses are as follows:

                                                    2001             2000
                                                  -------          -------

                          October 31, 2001        $     0          $10,800
                          October 31, 2002          8,100            8,100
                                                  -------          -------

                                                  $ 8,100          $18,900
                                                  =======          =======

      Rent expense including rental costs and taxes for the years ended October 31, 2001 and 2000 was $9,688 and $10,592, respectively.

NOTE 8 ADVERTISING

      Security Bancorp Inc. expenses all advertising as incurred. For the years ended October 31, 2001 and 2000, SBI charged to operations $12,556 and $12,194 advertising cost.

NOTE 9 CONCENTRATION OF RISK

      Purchases

      Concentration of risk exists because SBI purchases its ATM'S from two main suppliers as follows:

                                    2001             2000
                                  -------          -------

      Supplier A                  $171,309         $103,864
      Supplier B                         0          138,822
      Supplier C                   122,588                0

      Sales

      SBI had sales of $239,839 to one customer in the year ending October 31, 2001.

      Cash

      SBI has $150,280 (Canadian funds) deposited in one Canadian banking institution. Only $60,000 of Canadian deposits is insured by Canadian governmental agencies.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 10 CONSULTING AGREEMENTS

      On July 2001, the Company entered into two twelve month consulting agreements. The Company agreed to issue 4,000,000 of its common stock as payment for the services.

NOTE 11 BUSINESS SEGMENTS

      FASB Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information," requires companies to provide certain information about their operating segments. The Company has two reportable segments:
      Automated Teller Machines and Point of Sale Terminals. Management evaluates performance based upon the operating earnings after income taxes.

      Summarized financial information concerning the Company's reportable segments is shown on the following table:

                                                Automated   Point of
                                                  Teller      Sale
                                                 Machines   Terminals    Total
                                                 --------   ---------    -----

        2001
        ----

        Net sales to external customers          $ 858,503   $ 30,149  $ 888,652
        Operating earnings                         126,377      3,464    129,841
        Total assets                               435,049     47,964    483,013
        Depreciation and amortization               93,514        150     93,664
        Capital expenditures                        90,895          0     90,895

        2000
        ----

        Net sales to external customers          $ 655,480   $      0  $ 655,480
        Operating earnings                          70,651          0     70,651
        Total assets                               462,742          0    462,742
        Depreciation and amortization               27,497          0     27,497

NOTE 12 REISSUED FINANCIAL STATEMENTS

      The financial statements were reissued on April 24, 2002 only to change the format of the consolidated statement of income. There were no changes to assets, liabilities, equity, income or cash flows.

                                     PART II
                     INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24. Indemnification of Officers and Directors

      The By-Laws of Moneyflow provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Nevada law for any transaction from which the director derived an improper personal benefit. Registrant's By-Laws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against certain liabilities. Further, the By-Laws also provides that the Registrant shall indemnify to the full extent permitted under Nevada law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Moneyflow has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

      We will pay all expenses in connection with the registration and sale of the shares offered by the selling stockholders, except selling commissions or discounts allocable to sales of those shares, fees and disbursements of counsel and other representatives of the selling shareholders, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.

                                                              Amount Payable
      Item                                                      by Company

      S.E.C. Registration Fees                                  $   405.06
      Printing and Engraving Fees                               $ 1,000.00
      Legal Fees                                                $15,000.00
      Accounting Fees and Expenses                              $ 2,500.00
      Transfer Agent's Fees                                     $ 1,500.00
      Miscellaneous                                             $ 1,000.00

      Total                                                     $21,405.06

Item 26. Recent Sales of Unregistered Securities

      Since Moneyflow's inception through the date of this registration statement, Moneyflow has sold its Common Stock to thirty-seven (37) persons listed in the table below in transactions summarized as follows:

                                                       Aggregate      Purchase
                              Date of                   Purchase        Price
Name                           Sale        Shares        Price        per Share

Allan Wainwright               8/01         1,000        250.00         $ .25
Karla McDougall                8/01         1,000        250.00         $ .25
Katheryne McDougall            8/01         1,000        250.00         $ .25
Pat McDougall                  8/01         1,000        250.00         $ .25
Alfred Bageya                  8/01         1,000        250.00         $ .25
Allison Schultz                8/01         1,000        250.00         $ .25
Brian Taylor                   8/01         1,000        250.00         $ .25
Carolyn Steers                 8/01         1,000        250.00         $ .25
Chandra Mazuryk                8/01         1,000        250.00         $ .25
Cheryl Reinholdt               8/01         1,000        250.00         $ .25
David Faria                    8/01         1,000        250.00         $ .25
Doug Thomas                    8/01         1,000        250.00         $ .25
Lorie Falconer                 8/01         1,000        250.00         $ .25
Gail Farnsworth                8/01         1,000        250.00         $ .25
Garth Colpitts                 8/01         1,000        250.00         $ .25
Gertie Roither                 8/01         1,000        250.00         $ .25
Howard English                 8/01         1,000        250.00         $ .25
James Thompson                 8/01         1,000        250.00         $ .25
Joanne Scott                   8/01         1,000        250.00         $ .25
Karen Faria                    8/01         1,000        250.00         $ .25
Lisa Wintrip                   8/01         1,000        250.00         $ .25
Nick Woywitka                  8/01         1,000        250.00         $ .25
Bee Woywitka                   8/01         1,000        250.00         $ .25
Sue Thomas                     8/01         1,000        250.00         $ .25
Tom Bradley                    8/01         1,000        250.00         $ .25
Tom Waiton                     8/01         1,000        250.00         $ .25
Jerry Szczur                   8/01         1,000        250.00         $ .25
Eric Lo                        8/01         1,000        250.00         $ .25
Kirstin Aikins                 8/01         1,000        250.00         $ .25
Rody Lee                       8/01         1,000        250.00         $ .25
Presten Wetch                  8/01         1,000        250.00         $ .25
May Yung                       8/01         1,000        250.00         $ .25
Albert Yung                    8/01         1,000        250.00         $ .25
Gregory B. Welch               8/01         1,000        250.00         $ .25
Silvio Forigo                  8/01         1,000        250.00         $ .25
Norman E. Welch                8/01         1,000        250.00         $ .25
James P. Yaworski              8/01         1,000        250.00         $ .25

      All of the listed sales were made in reliance upon the exemption from registration offered by Rule 504 of Regulation D and Regulation S of the Securities Act of 1933, as amended and applicable state private offering exemptions.

      Based upon subscription agreements completed by each of the shareholders and the pre-existing relationship between the shareholders and Moneyflow, Moneyflow believes it had reasonable grounds to believe immediately prior to making an offer to the private investors, and did in fact believe, when such subscriptions were accepted, that such purchasers (1) were purchasing for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in Moneyflow's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

      On July 15, 2001, Moneyflow entered into an Acquisition Agreement with Security Bancorp Inc., an Alberta, Canada corporation ("Security Bancorp"). Pursuant to this agreement, Security Bancorp became a wholly owned subsidiary of Moneyflow. All shares held by current shareholders of Security Bancorp were exchanged for 14,000,000 Common Shares. The total number of shareholders were nine, including the current officers and directors of Moneyflow.

      The issuances pursuant to the merger were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933, as amended and applicable state private offering exemptions.

      Based upon the merger documents and the pre-existing relationship between the shareholders and Moneyflow, we believe we had reasonable grounds to believe immediately prior to the merger, and did in fact believe, when such merger was consummated, that the shareholders of Security Bancorp (1) were acquiring for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the merger and were able to bear those risks. The shareholders of Security Bancorp had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon Each of the certificates representing such shares, and stop-transfer instructions have been entered in Moneyflow's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

      In July, 2001, Moneyflow executed consulting agreements with two groups of consultants to ratify agreements between Security Bancorp and the consultants before Moneyflow had been incorporated. Moneyflow issued a total of 4,000,000 to these six consultants. Consideration consisted of services to be rendered to Moneyflow related to consulting and marketing services.

      The issuances pursuant to the consulting agreements were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933, as amended and applicable state private offering exemptions.

      Based upon the consulting agreements and the pre-existing relationship between the consultants and Moneyflow, we believe we had reasonable grounds to believe immediately prior to the execution of these agreements, and did in fact believe, when such agreements were consummated, that the consultants (1) were acquiring for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the merger and were able to bear those risks. The consultants had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in Moneyflow's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

Item 27. Exhibit Index

(2)     Acquisition Agreement between Moneyflow and Security Bancorp**
(3)     Articles of Incorporation**
(3.2)   Bylaws**
(5.1)   Consent and Opinion of Gammage & Burnham, PLC
(10.1) Connection Services Agreement dated December 20, 2001 with TCS Canada, Ltd.*
(10.2) Agreement for Credit Card Processing Services dated November 15, 2001 with TCS Canada, Ltd.*
(10.3) Consulting Agreement dated July 19, 2001 with Herstmonceux Capital and R.J. Drewitt*
(10.4) Consulting Agreement dated July 6, 2001 with Dan Forigo, Blaine Ruzycki, Nola Ruzycki and Michelle Balic*
(10.5)  Letter Agreement dated July 26, 2001 with Hypercom Canada, Ltd.*
(10.6) Connection Services Agreement dated November 16, 2000 with TCS Canada, Ltd.*
(10.7)  Software License Agreement dated November 16, 2000 with TCS Canada,
        Ltd.*
(10.8)  Form of Lockup Agreement executed by James H. Coleman, John F. Kearney,
        M. Dennis Ryan and Daniel F. Gallivan.
(23.1)  Consent of Moffitt and Company, CPAs

* Previously filed with Moneyflow's Form SB-2/A, Registration Statement No. 333-74928, filed March 28, 2002 with the Securities and Exchange Commission.

** Previously filed with Moneyflow's Form SB-2, Registration Statement No. 333-74928, filed December 11, 2001 with the Securities and Exchange Commission.

Item 28. Undertaking

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Moneyflow's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Alberta, Province of Alberta, Canada, on the 2nd day of May, 2002.

                      Moneyflow Systems International, Inc.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                           Capacity                       Date

/s/ Harold F. Schultz               Chairman of the Board, CEO     May 2, 2002
-----------------------             President, CFO
Harold F. Schultz

/s/ Richard J. Scott                Director, Vice President       May 2, 2002
-----------------------
Richard J. Scott

/s/ Dale Tingley                    Director                       May 2, 2002
-----------------------
Dale Tingley